                                    Exhibit 99.1

Contact
Black Box Corporation
David J. Russo
Executive Vice President, Chief Financial Officer and Treasurer
Phone: (724) 873-6788
Email: investors@blackbox.com

FOR IMMEDIATE RELEASE
BLACK BOX CORPORATION REPORTS FIRST QUARTER FISCAL 2019 RESULTS

PITTSBURGH, PENNSYLVANIA, August 20, 2018 - Black Box Corporation (NASDAQ:BBOX), a leading digital solutions provider dedicated to helping customers design, build, manage and secure their IT infrastructure, today reported results for the first quarter of Fiscal 2019.

First Quarter Results

•	Revenues declined by $0.8 million or 0.4% to $190.8 million compared to the same period last year, while the revenue decline from the prior quarter was $3.2 million or 1.6%.

•
Gross profit margin was 28.2%, up 80 basis points from 27.4% for the same period last year. This increase was primarily due to margin improvements in North America Services, including both of our commercial and federal businesses, partially offset by margin deterioration in International Services. The gross profit margin in the prior quarter was 27.3%.

•
Selling, general and administrative expenses were $56.8 million, down 10.2% from $63.3 million for the same period last year and down 3.3% from $58.8 million in the prior quarter. The decrease from the comparable prior year period was primarily due to reductions of $4.1 million in restructuring expense, $2.3 million in compensation and benefits expense, $1.9 million in ERP implementation expense and $1.2 million in stock compensation expense, partially offset by an increase of $3.0 million in strategic consulting expense.

•	Interest expense was $2.6 million, compared to $1.2 million in the prior year. The $1.4 million increase was due to higher rates and higher average borrowings.

•
Loss before income taxes was $7.5 million, compared to a loss before income taxes of $14.2 million for the same period last year and compared to a loss before income taxes of $19.3 million in the prior quarter.

•
Benefit from income taxes was $0.2 million, compared to a benefit from income taxes of $4.5 million for the same period last year and compared to a provision for income taxes of $31.7 million in the prior quarter. The variance from the statutory rate in the current quarter was principally due to valuation allowances booked against U.S. deferred tax assets.

•	Net loss was $7.3 million, compared to a net loss of $9.7 million for the same period last year and compared to a net loss of $51.0 million in the prior quarter.

•	Diluted loss per share was $0.48, compared to a diluted loss per share of $0.65 for the same period last year and compared to a diluted loss per share of $3.37 in the prior quarter.

•
Cash flow used for operating activities was $2.3 million, compared to cash flow used for operating activities of $16.3 million for the same period last year and compared to cash flow used for operating activities of $3.5 million in the prior quarter. The variance compared to the prior quarter was principally due to lower selling, general and administrative expenses and improved working capital management.

                                    Exhibit 99.1

CEO Comment

"I am satisfied with the quarterly results as we continue to make progress on positioning the company for future profitable growth," stated Joel Trammell, President and CEO.

Federal Business Sale

On August 17, 2018, the Company executed a definitive agreement to sell its Federal IT services business to a private equity firm for $75.0 million. The transaction is expected to close by August 31, 2018. Please see the Company’s Form 8-K for further details regarding the transaction.

Earnings Conference Call

The Company will conduct a conference call beginning at 9:00 a.m. Eastern Time today, August 20, 2018. Joel Trammell, President and Chief Executive Officer, will host the call. To listen only to the live webcast, access the event at http://investor.blackbox.com/events.cfm. To participate in the teleconference, dial 877-303-3145 (USA) or 253-237-1194 (International) approximately 15 minutes prior to the starting time and ask to be connected to conference 3779195. A replay of the audio webcast will be available at http://investor.blackbox.com/events.cfm for a limited period of time.
About Black Box
Black Box is a leading digital solutions provider dedicated to helping customers design, build, manage and secure their IT infrastructure. Black Box delivers high-value products and services through its global presence and 3,228 team members. To learn more, visit the Black Box Web site at http://www.blackbox.com.
Black Box® and the Double Diamond logo are registered trademarks of BB Technologies, Inc.
Any forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. You can identify these forward-looking statements by the fact that they use words such as "should," "anticipate," "estimate," "approximate," "expect," "target," "may," "will," "project," "intend," "plan," "believe" and other words of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Although it is not possible to predict or identify all risk factors, they may include, among others, liquidity, compliance with bank covenants, our going concern qualification, the Company's arrangements with its vendors and subcontractors, levels of business activity and operating expenses, expenses relating to compliance requirements, cash flows, global economic and business conditions, the timing and costs of restructuring programs and other initiatives, such as our enterprise resource planning system initiatives, successful marketing of the Company's product and services offerings, successful implementation of the Company's integration initiatives and successful implementation of the Company's government contracting programs, as well as competition, changes in foreign, political and economic conditions, fluctuating foreign currencies compared to the U.S. dollar, rapid changes in technologies, client preferences, government budgetary constraints and various other matters, many of which are beyond the Company's control. Additional risk factors are included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2018. We can give no assurance that any goal, plan or target set forth in forward-looking statements will be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments and caution you not to unduly rely on any such forward-looking statements.

                                    Exhibit 99.1

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

In millions and may not foot due to rounding	June 30, 2018	March 31, 2018
Assets
Cash and cash equivalents	$22.0	$33.5
Accounts receivable, net	124.9	114.5
Inventories, net	24.2	27.0
Costs/estimated earnings in excess of billings on uncompleted contracts	77.0	82.4
Assets held for sale	0.2	0.2
Other assets	30.1	29.3
Total current assets	278.5	286.8
Property, plant and equipment, net	22.5	24.2
Intangibles, net	48.7	50.2
Deferred tax asset	6.3	6.5
Other assets	10.9	8.6
Total assets	$366.9	$376.3
Liabilities
Accounts payable	$67.0	$64.8
Accrued compensation and benefits	13.9	17.3
Deferred revenue	28.3	27.7
Billings in excess of costs/estimated earnings on uncompleted contracts	13.2	14.7
Short-term debt	156.0	157.8
Other liabilities	34.6	26.8
Total current liabilities	313.0	309.0
Long-term debt	0.4	0.5
Other liabilities	16.7	16.5
Total liabilities	$330.1	$326.0
Stockholders’ equity
Common stock	$—	$—
Additional paid-in capital	511.0	510.0
Retained earnings	(45.7)	(35.7)
Accumulated other comprehensive income (loss)	(12.4)	(8.0)
Treasury stock, at cost	(416.1)	(416.0)
Total stockholders’ equity	$36.8	$50.3
Total liabilities and stockholders’ equity	$366.9	$376.3

                                    Exhibit 99.1

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In millions, except per share amounts and may not foot due to rounding	1Q19	4Q18	1Q18
Revenues
Products	$31.6	$32.9	$32.9
Services	159.2	161.1	158.8
Total	190.8	194.0	191.6
Cost of sales
Products	18.2	18.3	19.0
Services	118.7	122.7	120.0
Total	136.9	141.0	139.0
Gross profit	53.9	53.0	52.6
Selling, general & administrative expenses	56.8	58.8	63.3
Asset impairments	—	9.7	—
Intangibles amortization	1.5	1.6	2.2
Operating income (loss)	(4.4)	(17.1)	(12.9)
Interest expense, net	2.6	2.1	1.2
Other expenses (income), net	0.5	0.1	0.1
Income (loss) before provision for income taxes	(7.5)	(19.3)	(14.2)
Provision (benefit) for income taxes	(0.2)	31.7	(4.5)
Net income (loss)	$(7.3)	$(51.0)	$(9.7)
Earnings (loss) per common share
Basic	$(0.48)	$(3.37)	$(0.65)
Diluted	$(0.48)	$(3.37)	$(0.65)
Weighted-average common shares outstanding
Basic	15.2	15.1	15.0
Diluted	15.2	15.1	15.0
Dividends per share	$—	$—	$0.12

                                    Exhibit 99.1

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

In millions and may not foot due to rounding	1Q19	4Q18	1Q18
Operating Activities
Net income (loss)	$(7.3)	$(51.0)	$(9.7)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities
Intangibles amortization	1.5	1.6	2.2
Depreciation	2.2	2.2	2.3
Loss (gain) on sale of property	—	(1.4)	(0.1)
Deferred taxes	0.5	32.8	(4.6)
Stock compensation expense	1.0	0.1	2.2
Asset impairment loss	—	9.7	—
Provision for obsolete inventory	0.3	0.4	0.1
Provision for (recovery of) doubtful accounts	0.2	0.6	0.2
Changes in operating assets and liabilities (net of acquisitions)
Accounts receivable	(11.4)	9.3	15.2
Inventories	1.8	3.7	0.2
Costs/estimated earnings in excess of billings on uncompleted contracts	3.8	4.7	(3.5)
All other assets	(2.9)	(0.1)	1.3
Accounts payable	7.8	(14.8)	(7.2)
Billings in excess of costs/estimated earnings on uncompleted contracts	(1.9)	(0.9)	(3.6)
All other liabilities	2.2	(0.4)	(11.2)
Net cash provided by (used for) operating activities	$(2.3)	$(3.5)	$(16.3)
Investing Activities
Capital expenditures	$(0.5)	$(0.8)	$(1.1)
Capital disposals	—	1.6	—
Net cash provided by (used for) investing activities	$(0.5)	$0.8	$(1.1)
Financing Activities
Proceeds from (repayments of) long-term debt	$—	$14.4	$10.2
Proceeds from (repayments of) short-term debt	(0.9)	(1.9)	4.9
Deferred financing costs	(1.4)	(0.1)	—
Purchase of treasury stock	(0.1)	—	(0.4)
Payment of dividends	—	—	(1.8)
Increase (decrease) in cash overdrafts	(5.3)	5.4	(1.0)
Net cash provided by (used for) financing activities	$(7.7)	$17.9	$12.0
Foreign currency exchange impact on cash	$(0.9)	$(0.1)	$1.6
Increase/(decrease) in cash and cash equivalents	$(11.4)	$15.1	$(3.8)
Cash and cash equivalents at beginning of period	33.5	18.4	14.2
Cash and cash equivalents at end of period	$22.0	$33.5	$10.5

                                    Exhibit 99.1

Non-GAAP Financial Measures
As a supplement to United States Generally Accepted Accounting Principles ("GAAP"), the Company provides non-GAAP financial measures such as operating income before provision for income taxes ("EBIT"), operating net income or operating net loss, operating earnings per share ("EPS"), revenues excluding foreign currency, adjusted operating income, Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), Operating EBITDA and free cash flow to illustrate the Company's operational performance. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company's competitors and may not be directly comparable to similarly-titled measures of the Company's competitors due to potential differences in the exact method of calculation. However, each of the amounts included in the calculation of non-GAAP financial measures are computed in accordance with GAAP. See below for reconciliations to the most directly comparable GAAP financial measures.
Management uses these non-GAAP financial measures (a) to evaluate the Company's historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and associated operating budgets, (c) to allocate resources and (d) to measure operational profitability. Management uses similar non-GAAP measures as an important factor in determining variable compensation for Management and its team members.
Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP financial measures. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.
Operating EBIT, Operating Net Income and Operating EPS
Management believes that operating EBIT, defined by the Company as net income (loss) plus provision (benefit) for income taxes and adjustments, operating net income, defined by the Company as operating EBIT less operational income taxes, and operating EPS, defined as operating net income divided by weighted average common shares outstanding (diluted), provide investors additional important information to enable them to assess, in the way Management assesses, the Company's current and future operations. Adjustments include intangibles amortization, which is a non-cash charge, and restructuring expense and gains/losses on sales of facilities, each of which are cash charges.
A reconciliation of Net income (loss) to operating EBIT and Operating net income (loss) is presented below:

In millions and may not foot due to rounding	1Q19	4Q18	1Q18
Net income (loss)	$(7.3)	$(51.0)	$(9.7)
Provision (benefit) for income taxes	(0.2)	31.7	(4.5)
Effective tax rate	2.0%	(164.1)%	31.6%
Income (loss) before provision for income taxes	$(7.5)	$(19.3)	$(14.2)

Adjustments
Intangibles amortization	$1.5	$1.6	$2.2
Restructuring expense	0.2	0.1	4.3
Loss (gain) on sale of assets	—	(1.4)	—
Asset impairment loss	—	9.7	—
Total pre-tax adjustments	$1.7	$10.1	$6.6

Operating EBIT	$(5.8)	$(9.3)	$(7.7)
Operational effective tax rate	25.0%	25.0%	35.0%
Operational income taxes (1)	(1.5)	(2.3)	(2.7)
Operating net income (loss)	$(4.4)	$(6.9)	$(5.0)
(1) The effective tax rate used to determine operational income taxes is based on the Company's projected full-year ordinary income tax expense and the projected full-year impact of certain discreet tax items.

                                    Exhibit 99.1

A reconciliation of Diluted earnings (loss) per share to operating EPS is presented below:

May not foot due to rounding	1Q19	4Q18	1Q18
Diluted EPS	$(0.48)	$(3.37)	$(0.65)
EPS impact *	0.20	2.97	0.32
Operating EPS	$(0.28)	$(0.40)	$(0.33)
* EPS impact is the result of excluding the provision for income taxes and the adjustments and utilizing an operational effective tax rate.
EBITDA, Operating EBITDA and Adjusted EBITDA
Management believes that EBITDA, defined as Net income (loss) plus provision (benefit) for income taxes, interest, depreciation and amortization, is a widely-accepted measure of profitability that may be used to measure the Company's ability to service its debt. Operating EBITDA, defined as EBITDA plus stock compensation expense, accounts receivable impairment loss, inventory impairment loss, and asset impairment loss (consisting of fixed assets, indefinite-lived intangible assets and goodwill) may also be used to measure the Company's ability to service its debt.
Pursuant to the Second Amendment to its Credit Agreement (the "Amended Credit Agreement"), the Company is required to maintain a minimum consolidated three-month Adjusted EBITDA on the close of each fiscal month starting June 30, 2018. The Adjusted EBITDA definition in the Amended Credit Agreement incorporates Operating EBITDA and adds back certain other charges.
A reconciliation of Net income (loss) to EBITDA, Operating EBITDA, and Adjusted EBITDA is presented below:

In millions and may not foot due to rounding	1Q19	4Q18
Net income (loss)	$(7.3)	$(51.0)
Provision (benefit) for income taxes	(0.2)	31.7
Interest expense, net	2.6	2.1
Intangibles amortization	1.5	1.6
Depreciation	2.2	2.2
EBITDA	$(1.2)	$(13.4)
Stock compensation expense	1.0	0.1
Asset impairment loss	—	9.7
Operating EBITDA	$(0.2)	$(3.6)
Other charges	4.0	1.4
Adjusted EBITDA	$3.8	$(2.1)
Pursuant to the Amended Credit Agreement, the Company was required to maintain a minimum consolidated three-month Adjusted EBITDA of negative $3.0 million at June 30, 2018. Actual Adjusted EBITDA was $3.8 million, or $6.8 million higher than the required minimum.

                                    Exhibit 99.1

Segment Information
Management is presented with and reviews Revenues, Gross profit, Operating income (loss) and Adjusted operating income by segment. Management believes that Adjusted operating income, defined by the Company as Operating income (loss) plus adjustments, provides investors additional important information to enable them to assess, in the way Management assesses, the Company's current and future operations. Adjustments include intangibles amortization and asset impairment charges, each of which are non-cash charges, and restructuring expense and gains/losses on sales of facilities, each of which are cash charges.
A reconciliation of Operating income (loss) to Adjusted operating income (by segment) is presented below:

	1Q19		4Q18		1Q18
In millions and may not foot due to rounding	$	% of Rev	$	% of Rev	$	% of Rev
Revenues
North America Products	$15.8		$16.0		$17.3
International Products	15.8		16.9		15.6
Products	$31.6		$32.9		$32.9
North America Services	$148.8		$149.6		$152.6
International Services	10.5		11.5		6.1
Services	$159.2		$161.1		$158.8
Total	$190.8		$194.0		$191.6
Gross profit
North America Products	$6.8	42.7%	$7.0	44.0%	$7.8	45.1%
International Products	6.6	41.8%	7.5	44.4%	6.1	38.9%
Products	$13.3	42.3%	$14.5	44.2%	$13.9	42.1%
North America Services	$38.7	26.0%	$36.2	24.2%	$37.5	24.6%
International Services	1.8	17.6%	2.3	19.9%	1.2	19.8%
Services	$40.5	25.5%	$38.4	23.9%	$38.7	24.4%
Total	$53.9	28.2%	$53.0	27.3%	$52.6	27.4%
Operating income (loss)
North America Products	$(1.3)	(8.0)%	$(0.5)	(3.0)%	$(1.5)	(8.5)%
International Products	(0.4)	(2.5)%	(1.3)	(7.8)%	(3.7)	(23.9)%
Products	$(1.7)	(5.3)%	$(1.8)	(5.4)%	$(5.2)	(15.9)%
North America Services	$(2.0)	(1.4)%	$(15.7)	(10.5)%	$(7.4)	(4.8)%
International Services	(0.7)	(7.1)%	0.3	3.0%	(0.3)	(5.3)%
Services	$(2.8)	(1.7)%	$(15.3)	(9.5)%	$(7.7)	(4.8)%
Total	$(4.4)	(2.3)%	$(17.1)	(8.8)%	$(12.9)	(6.7)%
Adjustments
North America Products	$—		$0.3		$1.3
International Products	—		(0.3)		1.8
Products	$—		$—		$3.1
North America Services	$1.6		$10.5		$3.4
International Services	—		(0.5)		—
Services	$1.6		$10.1		$3.4
Total	$1.7		$10.1		$6.6
Adjusted operating income
North America Products	$(1.3)	(8.0)%	$(0.2)	(1.3)%	$(0.2)	(1.0)%
International Products	(0.4)	(2.4)%	(1.6)	(9.5)%	(1.9)	(12.3)%
Products	$(1.6)	(5.2)%	$(1.8)	(5.5)%	$(2.1)	(6.3)%
North America Services	$(0.4)	(0.3)%	$(5.1)	(3.4)%	$(4.0)	(2.6)%
International Services	(0.7)	(6.8)%	(0.1)	(1.0)%	(0.3)	(4.9)%
Services	$(1.1)	(0.7)%	$(5.3)	(3.3)%	$(4.3)	(2.7)%
Total	$(2.8)	(1.5)%	$(7.1)	(3.6)%	$(6.3)	(3.3)%

                                    Exhibit 99.1

Free Cash Flow

Management believes that free cash flow, defined by the Company as Net cash provided by (used for) operating activities less net capital expenditures, plus or minus Foreign currency exchange impact on cash, plus Proceeds from stock option exercises, is an important measurement of liquidity as it represents the total cash available to the Company.
A reconciliation of Net cash provided by (used for) operating activities to free cash flow is presented below:

In millions and may not foot due to rounding	1Q19	4Q18	1Q18
Net cash provided by (used for) operating activities	$(2.3)	$(3.5)	$(16.3)
Net capital expenditures	(0.5)	0.8	(1.1)
Foreign currency exchange impact on cash	(0.9)	(0.1)	1.6
Free cash flow before stock option exercises	$(3.7)	$(2.7)	$(15.8)
Proceeds from the exercise of stock options	—	—	—
Free cash flow	$(3.7)	$(2.7)	$(15.8)
Significant Balance Sheet Ratios and Other Information
Information on certain balance sheet ratios, backlog and headcount is presented below:

Dollars in millions	1Q19	4Q18	1Q18
Days sales outstanding	55 days	48 days	48 days
Aggregate days sales outstanding	91 days	86 days	79 days
Inventory turns	35.2x	34.4x	26.5x
Six-month order backlog	$166.0	$179.8	$151.7
Total backlog	$323.5	$351.0	$283.4
Headcount	3,228	3,264	3,398
Net debt*	$134.4	$124.8	$93.5
* Net debt is defined by the Company as Debt less Cash and cash equivalents.